Exhibit 99.1

TPT Global Tech's (OTCQB:TPTW) Subsidiary TPT MedTech Signs its First Contract with MDamerica to Launch Its Mobile "QuikLAB" Testing, Monitoring, Vaccination APP and Its "QuikPASS" Check and Verify Platform Across the United States
"TPTW will continue to help in the fight against Covid 19"

SAN DIEGO, CA / ACCESSWIRE / January 4, 2021 / TPT Global Tech, Inc. www.tptglobaltech.com ("TPTW or the Company") (OTCQB:TPTW) announced today that its subsidiary TPT MedTech www.tptmedtech.com executed its first Software as a Service (SaaS) licensing agreement with MDamerica https://www.mdamericawellness.com a New York based wellness, laboratory testing and medical supply company. MDamerica operates several laboratory testing facilities in New York and California and partners with numerous other laboratories throughout the U.S. MDamerica provides COVID-19 testing as well as laboratory testing for some of the largest companies in the entertainment and corporate sectors. The company has a Preferred Vendor program offering medical devices and supplies to over 20,000 laboratories, pharmacies and health care facilities across the United States. MDamerica will be marketing TPT MedTech "QuikLAB" and "QuikPASS" technology platforms as a co-branding partner to its customers. MD America will pay TPT Med Tech a monthly software licensing fee as well as a per test transaction fee.

Once the software on-boarding and training activities are complete, TPT MedTech and MDamerica have a target launch date of January 10, 2021. For the initial launch MDamerica intends to on-board its primary laboratories and pharmacy partners such as Esco Drug Company in New York, Middle Port Health Center in Middle Port, NY. Middle Village Pharmacy in Clifton NJ, Super Health Pharmacy of Hopelawna in Perth Amboy NJ., Niagara Apothecary Inc. in Niagara Falls NY, Wurlitzer Family Pharmacy in North Tonawanda NY and Rio Grande Pharmacy in El Paso Texas.

TPT MedTech developed its "QuikPass" Check and Verify and Vaccination monitoring platform for Corporations, Government Organizations, Schools, Airlines, Hospitals, Sports Venues, Restaurants, Hotels and Nightclubs to check and verify that an individual has been tested for Covid 19 or Vaccinated providing proof individuals are virus free and able to gain access to venues with the idea that everyone inside that venue would be Covid free. The "QuikPass" "Check and Verify" platform works with third party testing labs and organizations that participate on the "QuikPass" Network and will be offered FREE to US domestic and international business commerce and government organizations around the world.

"We are very excited to be working with TPT MedTech to bring an effective solution to our customers for reporting and tracking of test results and vaccinations. We believe this technology will be streamline this process and make it easier for patients, employers, and travel providers to verify and validate COVID-19 test results and vaccinations" said Jason Polete CEO of MDamerica.

"It is amazing how hard our development teams are working to bring new innovative products to market to help fight against this pandemic. We here at TPTW will continue to sort out those missing pieces to the puzzle and develop new products that will help rid our planet of the virus that has changed our lives." said Stephen Thomas, CEO.

About MD America

MDamerica offers the most innovative solution for corporate sponsored wellness programs. Unlike other companies, MDamerica combines a robust care model with cost savings solutions and effective employee engagement: Comprehensive On-site Clinic Solutions, Wellness Exams and Biometric Screenings, Diet & Nutrition Counseling, Group & One-on-One Exercise Programs, Vaccines and Immunizations, Comprehensive Laboratory Testing, Pharmacy Benefits Management, Preferred Diagnostic Specialist Contracts, Preferred Durable Medical Equipment Pricing, Telehealth 24/7/365, Clinical Care Coordination, Workplace Safety Programs, Provider Network Evaluation. Only MDamerica combines exceptional care with expert data analytics and over 30 years of healthcare administration experience. Their unique solutions help employees lead healthier lives and employers control costs through innovative and proactive wellness models. At MDamerica Wellness they take a multi-disciplinary holistic approach to health and wellness in the workplace. True health is not just the absence of disease, but a state of complete mental, physical and emotional well-being.

Their mission is to keep employees and companies working together happy, healthy, safe and effectively.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:
Frank Benedetto
619-915-9422

SOURCE: TPT Global Tech, Inc.